                                                                    Exhibit 10.1





                           ASSET PURCHASE AGREEMENT


                                     AMONG


                             SABRATEK CORPORATION,

                                  ROCAP, INC.

                                      AND

                              ELLIOTT R. MANDELL






                               February 19, 1997

                               TABLE OF CONTENTS

                                                                            Page
1.   Definitions..........................................................     3

2.   Basic Transaction....................................................     8
     (a)    Purchase and Sale of Assets...................................     8
     (b)    Assumption of Liabilities.....................................     8
     (c)    Repayment and Cancellation of Certain Liabilities.............     8
     (d)    Purchase Price................................................     9
     (e)    The Closing...................................................     9
     (f)    Deliveries at the Closing.....................................     9

3.   Representations and Warranties of the Seller and Mandell.............    10
     (a)    Organization of the Seller....................................    10
     (b)    Authorization of Transaction..................................    10
     (c)    Noncontravention..............................................    10
     (d)    Capitalization................................................    10
     (e)    Brokers' Fees.................................................    10
     (f)    Title to Assets...............................................    10
     (g)    Subsidiaries..................................................    11
     (h)    Financial Statements..........................................    11
     (i)    Events Subsequent to Most Recent Fiscal Month End.............    11
     (j)    Undisclosed Liabilities.......................................    12
     (k)    Legal Compliance..............................................    12
     (l)    Tax Matters...................................................    13
     (m)    Real Property.................................................    13
     (n)    Related Party Transactions....................................    14
     (o)    Intellectual Property.........................................    14
     (p)    Regulatory Matters............................................    16
     (r)    Tangible Assets...............................................    17
     (s)    Inventory.....................................................    17
     (t)    Contracts.....................................................    17
     (u)    Notes and Accounts Receivable.................................    19
     (v)    Powers of Attorney............................................    19
     (w)    Insurance.....................................................    19
     (x)    Litigation....................................................    19
     (y)    Product Warranty..............................................    19
     (z)    Product Liability.............................................    20
     (aa)   Employees.....................................................    20
     (bb)   Employee Benefits.............................................    20
     (cc)   Guaranties....................................................    21
     (dd)   Environment, Health, and Safety...............................    21
     (ee)   Payment in Full of Seller Debt and other Obligations..........    21
     (ff)   Investment....................................................    22

4.   Representations and Warranties of the Buyer..........................    22
     (a)    Organization of the Buyer.....................................    22
     (b)    Authorization of Transaction..................................    22
     (c)    Noncontravention..............................................    23

                                                                            Page
     (d)    SEC Filings...................................................    23

5.   Pre-Closing Covenants................................................    23
     (a)    General.......................................................    23
     (b)    Notices and Consents..........................................    23
     (c)    Operation of Business.........................................    23
     (d)    Preservation of Business......................................    23
     (e)    Full Access...................................................    24
     (f)    Notice of Developments........................................    24
     (g)    Exclusivity...................................................    24
     (h)    Massachusetts Corporation Law.................................    24
     (i)    Employment Agreement..........................................    24

6.   Conditions to Obligation to Close....................................    24
     (a)    Conditions to Obligation of the Buyer.........................    24
     (b)    Conditions to Obligation of the Seller........................    26

7.   Post-Closing Covenants...............................................    26
     (a)    Restrictions on Transfer......................................    26
     (b)    Shortfall Payment.............................................    27
     (c)    No Right to Offset or Claim Against Escrow....................    27
     (d)    Non-Compete and Nonsolicitation...............................    27
     (e)    Use of Business Name..........................................    28
     (f)    Repayment of Seller Debt......................................    28
     (g)    Assumption of Seller Employees................................    28
     (h)    Sunset Repurchase Option......................................    28
     (i)    Excise Lien...................................................    29

8.   Termination..........................................................    29
     (a)    Termination of Agreement......................................    29
     (b)    Effect of Termination.........................................    30

9.   Miscellaneous........................................................    30
     (a)    Press Releases and Public Announcements.......................    30
     (b)    No Third Party Beneficiaries..................................    30
     (c)    Entire Agreement..............................................    30
     (d)    Succession and Assignment.....................................    30
     (e)    Counterparts..................................................    30
     (f)    Headings......................................................    30
     (g)    Notices.......................................................    30
     (h)    Governing Law.................................................    31
     (i)    Amendments and Waivers........................................    31
     (j)    Severability..................................................    32
     (k)    Expenses......................................................    32
     (l)    Construction..................................................    32
     (m)    Incorporation of Exhibits.....................................    32
     (n)    Specific Performance..........................................    32

                            ASSET PURCHASE AGREEMENT

     Agreement entered into on February 19,1997, by and among Sabratek Corporation, a Delaware corporation (the "Buyer"), Rocap, Inc., a Massachusetts corporation (the "Seller"), and Elliott R. Mandell ("Mandell"). The Buyer, the Seller and Mandell are referred to collectively herein as the "Parties."

     This Agreement contemplates a transaction in which the Buyer will purchase all of the assets of the Seller and assume or repay certain of the liabilities of the Seller in exchange for capital stock or cash of the Buyer.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1.  Definitions.

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller, including all of its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto, (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers and tools), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables,
(g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) Cash; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation or (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504(a).

     "Assumed Employees" has the meaning set forth in (S) 7(g) below.

     "Assumed Liabilities" means (a) all Liabilities of the Seller set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto),
(b) all Liabilities of the Seller which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business, (c) all Liabilities of the Seller for unpaid Taxes with respect to periods prior to the Closing for which the return is due after the Closing up to an amount computed in accordance with the past custom and practice of the Seller in filing its Tax Returns and as and to the extent reflected on the Most Recent Balance Sheet for unpaid Taxes with respect to periods before the date of the Most Recent Balance Sheet, and (d) all obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements specifically referred to in the definition of Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing; provided, however, that the Assumed Liabilities shall not include (i) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because the Seller is transferring the Acquired Assets,
(ii) any Liability of the Seller for the unpaid Taxes of any Person (other than any of the Seller) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iii) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of any of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise),
(iv) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation any and all prepayment penalties resulting from the repayment of the Seller Debt by the Buyer, (v) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement) or (vi) any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, product liability, infringement, or violation of law which relates to the operation of the business of the Seller at any time prior to the Closing.

     "Average Market Price of a Buyer Share" means the average of the Market Prices of share of Buyer Common Stock on each of the 10 trading days immediately preceding the Closing Date; provided, that if such average is less than $16.00, the "Average Market Price of a Buyer Share" shall be $16.00.

     "Braun" means B. Braun Medical Inc.

     "Braun Note" means the term note made by the Seller for the benefit of Braun, dated December 1, 1996, in the principal amount of $200,000.

     "Bridge Loan" has the meaning set forth in (S) 2(c) below.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer Common Stock" means the Common Stock, par value $.01 per share, of the Buyer.

     "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.


     "Closing" has the meaning set forth in (S)2(e) below.

     "Closing Date" has the meaning set forth in (S)2(e) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Disclosure Schedule" has the meaning set forth in (S)3 below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA (S)3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA (S)3(1).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Extremely Hazardous Substance" has the meaning set forth in (S)302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "FDA" has the meaning set forth in (S) 3(q) below.

     "FDCA" means the Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time.

     "Escrow Agent" shall have the meaning set forth in the Escrow Agreement.

     "Escrow Agreement" means an Escrow Agreement substantially in the form of
Exhibit I attached hereto.

     "Fiduciary" has the meaning set forth in ERISA (S)3(21).

     "Financial Statement" has the meaning set forth in (S)3(h) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Market Price" of a share of Buyer Common Stock on any day means the closing price of a share of Buyer Common Stock on such day on the Nasdaq National Market (or such other trading market upon which the shares of Buyer Common Stock then trade) as reported by The Wall Street Journal (or, if not reported thereby, as reported by another authoritative source).

     "MDR" has the meaning set forth in (S) 7(i) below.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in (S)3(h) below.

     "Most Recent Fiscal Month End" has the meaning set forth in (S)3(h) below.

     "Most Recent Fiscal Year End" has the meaning set forth in (S)3(h) below.

     "Multiemployer Plan" has the meaning set forth in ERISA (S)3(37).

     "Non-Compete Period" has the meaning set forth in (S) 7(d)(i) below.

     "Non-Solicitation Period" has the meaning set forth in (S) 7(d)(ii) below.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Prohibited Transaction" has the meaning set forth in ERISA (S)406 and Code
(S)4975.

     "Purchase Price" has the meaning set forth in (S)2(d) below.

     "Put Closing" has the meaning set forth in (S) 7(h)(iii) below.

     "Put Closing Date" has the meaning set forth in (S) 7(h)(i) below.

     "Put Notice" has the meaning set forth in (S) 7(h)(i) below.

     "Put Option" has the meaning set forth in (S) 7(h)(i) below.

     "Reportable Event" has the meaning set forth in ERISA (S)4043.

     "Richard" means Steven Richard.

     "SEC" means the Securities and Exchange Commission.

     "SEC Filings" has the meaning set forth in Section 4(d) below.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.

     "Seller Debt" means the indebtedness of the Seller specifically set forth on Exhibit A attached hereto (including principal, accrued interest, and any prepayment penalties that arise with respect thereto) and shall not include any other indebtedness of the Seller.

     "Seller Share" means any share of the Common Stock, no par value per share, of the Seller.

     "Seller Stockholders" means the stockholders of the Seller.

     "Special Seller Meeting" has the meaning set forth in (S) 5(h) below.

     "Subsidiary" means any corporation (or other entity) with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock (or other equity ownership interest) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or other managing body).

     "Sunset Purchase Price" has the meaning set forth in (S) 7(h)(ii) below.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code (S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Unanimous Written Consent" has the meaning set forth in (S) 5(h) below.

     "Valuation Date" has the meaning set forth in (S) 7(b) below.

     "Valuation Date Buyer Stock Price" means the per share price equal to the average of the Market Prices of a share of Buyer Common Stock on each of the 10 trading days immediately preceding the Valuation Date.

      2.  Basic Transaction.

      (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
(S)2.

      (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities. The Buyer agrees to pay in the ordinary course, and in any event no later than the Valuation Date, (i) the ordinary course trade obligations and accrued expenses assumed pursuant to the first sentence of this (S) 2(b), except to the extent the Buyer is contesting such obligations in good faith and has established such reserves therefor as are sufficient and adequate in the reasonable opinion of the Seller to allow the Seller to liquidate and distribute its assets to the stockholders of the Seller on the Valuation Date without further reserve or reservation for such obligations, and (ii) the indebtedness of the Seller to Braun represented by the Braun Note, together with accrued but unpaid interest thereon, and the Buyer shall make the quarterly payment of $50,000 payable thereunder on March 1, 1997 and any payment due or required to be made thereunder prior to the Valuation Date as a result of the transactions contemplated by this Agreement.

      (c) Repayment and Cancellation of Certain Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to repay the Seller Debt at the Closing including all accrued interest thereon to the Closing Date. Said payment shall not include any payment with respect to prepayment penalties arising under the Seller Debt. The Buyer will not have any responsibility to repay any indebtedness of the Seller at the Closing other than the Seller Debt. The Buyer also agrees (i) to forgive and release the Seller at the Closing from any and all repayment obligations under that certain Bridge Loan Agreement, dated January 1997, between the Buyer and the Seller (the "Bridge Loan"), and
(ii) to pay to Mandell at the Closing the deferred salary for 1996 and other amounts due and owing to Mandell by the Seller as such amounts are set forth on Exhibit A attached hereto.

      (d) Purchase Price. The Buyer agrees to pay to the Seller at the Closing an amount equal to $3,000,000 (the "Purchase Price"). The Purchase Price may be paid in either (i) cash or (ii) in cash and Buyer Common Stock (valued at the Average Market Price of a Buyer Share) at the sole and complete discretion of the Buyer; provided, that no fractional share of Buyer Common Stock shall be issued by the Buyer and that the Buyer shall pay at least $100,000 of the Purchase Price in cash.

      (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"). All cash payments required to be made by the Buyer under this Agreement shall be made at the discretion of the Buyer by wire transfers to such accounts as designated in writing prior to the Closing by the Seller.

      (f) Deliveries at the Closing. At the Closing (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in
(S)6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in (S)6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) customary assignment documents (including Intellectual Property transfer documents) and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; and (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) a customary assumption agreement with respect to the Assumed Liabilities and (B) such other instruments of assumption as the Seller and its counsel reasonably may request. The Buyer will deliver to the Escrow Agent any shares of Buyer Common Stock included in the Purchase Price at the Closing and to the Seller any cash included in the Purchase Price at the Closing. All shares of Buyer Common Stock furnished to the Escrow Agent shall be dealt with by the Buyer and the Seller in accordance with the terms of the Escrow Agreement and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Buyer will also deliver to the Seller cash in an amount equal to the aggregate Seller Debt and other amounts to be repaid by the Buyer at the Closing in accordance with (S) 2(c) and Seller will immediately distribute such cash to the holders of Seller Debt or other persons entitled to any such other amounts.

      3. Representations and Warranties of the Seller and Mandell. The Seller and Mandell jointly and severally represent and warrant to the Buyer that the statements contained in this (S)3 are correct and complete as of the date of this Agreement except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S)3.

      (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

      (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller and the Seller Stockholders have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S)2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in (S)2 above).

      (d) Capitalization. The entire authorized capital stock of the Seller consists of (i) 100,000 shares of Common Stock, of which 58,676.535 shares are issued and outstanding and no shares are held in treasury. All of the issued and outstanding shares of capital stock of the Seller have been duly authorized and are validly issued, fully paid and nonassessable. The Seller has 25 holders of record of its Common Stock as of the date of this Agreement. Except as set forth on (S) 3(d) of the Disclosure Schedule, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Seller to issue, sell or otherwise cause to become outstanding any additional capital stock of the Seller. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Seller.

      (e) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

      (f) Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

      (g) Subsidiaries.  The Seller has no Subsidiaries.

      (h) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively, the "Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for each of the fiscal years ended 1995 and 1996 (the "Most Recent Fiscal Year End"); and (ii) the unaudited balance sheets and statements of income, changes in stockholders' equity and cash flows as of and for the month ended January 31, 1997 (the "Most Recent Fiscal Month End" and the "Most Recent Financial Statements") for the Seller. The Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete).

     (i) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller. Without limiting the generality of the foregoing, since that date:

          (i) the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordin ary Course of Business;

          (ii) the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses);

          (iii) the Seller has not accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses);

          (iv) the Seller has not imposed any Security Interest upon any of its assets, tangible or intangible;

          (v) the Seller has not made any capital expenditure (or series of related capital expenditures);

          (vi) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

          (vii) the Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money (other than the Bridge Loan) or capitalized lease obligation;

          (viii) the Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (ix) the Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims);

          (x) the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xi) the Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xii) the Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (xiii) the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees and stockholders of the Seller outside the Ordinary Course of Business;

          (xiv) the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xv) the Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xvi) the Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (xvii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Seller and its Subsidiaries; and

          (xviii)   the Seller has not committed to any of the foregoing.

     (j) Undisclosed Liabilities. To the Knowledge of the Seller, it does not have any Liability except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     (k) Legal Compliance. To the Knowledge of the Seller, it (and its respective predecessors and Affiliates) has complied with all applicable laws (including rules, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     (l) Tax Matters.
         -----------

          (i) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (iii) The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since inception of the Seller.

          (iv) The Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) The unpaid Taxes of the Seller (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

     (m)  Real Property.
          -------------

          (i) The Seller neither owns nor has any right or obligation to acquire any real property.

          (ii) (S)3(m)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in (S)3(m)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in (S)3(m)(ii) of the Disclosure Schedule:

               (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

               (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S)2 above);

               (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (D) no party to the lease or sublease has repudiated any provision thereof;

               (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

               (G) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

               (H) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

               (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

     (n) Related Party Transactions. Since the initial incorporation of the Company, the Seller has not been a party to any transaction (other than employee compensation and other ordinary incidents of employment) with a Person who was at the time a Related Party. "Related Party" means any present or former officer, director or affiliate of the Seller, any present or former holder of the Common Stock of the Seller or any other Person who, to the Knowledge of the Seller, at the time relevant to the determination, is or was a spouse, child, parent or sibling of any of the aforementioned persons or is or was a trust or other similar entity for the benefit of any of the foregoing persons. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the business of the Seller, is presently owned by or leased or licensed by or to any Related Party.

     (o) Intellectual Property.
         ---------------------

          (i) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

          (ii) To the Knowledge of the Seller, it has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. The Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

          (iii) (S)3(o)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. (S)3(o)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Seller in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in
     (S)3(o)(iii) of the Disclosure Schedule:

               (A) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

               (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (D) the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv) (S)3(o)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
     (S)3(o)(iv) of the disclosure Schedule:

               (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S)2 above);

               (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

               (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

               (H) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     (p) Regulatory Matters. The Seller has made available to the Buyer true and correct copies of the material regulatory (including FDA) permits, licenses and other governmental authorizations and approvals of the Seller, all of which has been duly obtained and are in full force and effect; the Seller is in compliance with the terms and conditions thereof, and there are no proceedings pending or, to the Knowledge of the Seller, threatened seeking to revoke, cancel or suspend, or to adversely modify, any thereof. The consummation of the transactions contemplated hereby will not result in the revocation, cancellation, suspension or adverse modification of any thereof.

     (q)  FDA Matters.

          (i) Seller is registered with the United States Food and Drug Administration (the "FDA") as a drug manufacturer and repackager (labeler code number 62338). The Seller is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C.
     (S)360 and 21 C.F.R. Part 207.

          (ii) To the Knowledge of the Seller, all manufacturing operations conducted by or on behalf of the Seller have been and are being conducted in substantial compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211. All manufacturing facilities of the Seller are registered with the FDA (registration number 1224788) and have been observed and examined (including the manufacturing practices and products of the Seller conducted or produced at such facilities) through official inspection by compliance and consumer safety officers of the FDA. The Seller has voluntarily corrected all previous requests of actions for improvement by the FDA.

          (iii) The Seller has made available to the Buyer copies of any and all reports of inspection observations, establishment inspection reports, warning letters and any other documents received by the Seller from the FDA since the initial incorporation of the Seller that indicate or suggest any lack of compliance with the FDA regulatory requirements by the Seller or any Person otherwise performing manufacturing operations for the benefit of Seller.

          (iv) To the Knowledge of the Seller, there are no FDA or commercial regulations which would prevent expansion of the business and operations of the Seller as conducted before the Closing to proposed locations in a reasonably similar manner.

          (v) Neither the Seller nor its officers, employees or agents have made an untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" as set forth in 56 Fed. Reg. 46191 (September 10,
     1991).

          (vi) Neither the Seller nor, to the Knowledge of the Seller, any third party manufacturer, has received any written notice that the FDA has commenced, or threatened to initiate any action to withdraw its approval or request the recall of any product of the Seller, or commenced or threatened to initiate any action to enjoin production at any facility of the Seller or any facility at which a third party manufacturer conducts manufacturing operations on behalf of the Seller.

          (vii) As to each product manufactured and/or distributed by the Seller such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. (S)(S) 301c et. seq. in any manner that gives rise to any liability on the part of the Seller.

          (viii) The Seller has delivered to the Buyer any and all information and documents which the Seller has received or collected or is otherwise in its possession regarding any changes proposed or contemplated by the FDA to the 510(k) clearance or approval requirements for medical device products. The Seller has no Knowledge that the FDA has proposed or is considering any change in its withdrawal and recall policies regarding medical devices.

     (r) Tangible Assets. The Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. To the Knowledge of Seller, each such tangible asset is free from any material defects (patent or latent).

     (s) Inventory. The inventory of the Seller consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any Notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

     (t) Contracts. (S)3(t) of the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

          (v) any agreement to which the Seller is a party relating to any completed or proposed business acquisitions, mergers, sales or purchases of substantial assets, equity or debt financings, reorganizations and other material transactions outside of the ordinary course of business since the initial inception of the Seller (including copies of all offering and placement memoranda and all other documents prepared by or on behalf of the Seller with respect thereto);

          (vi) any agreements or arrangements with any director, officer or any stockholder (including their affiliates and relatives) of the Seller;

          (vii) any agreement concerning confidentiality or noncompetition;

          (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (ix) management, consulting or advisory agreements (including but not limited to accounting, legal and other advisory services);

          (x) any agreement or group of related agreements with the same party for the sale or purchase of products or services;

          (xi) any sales distribution agreements, franchise agreements and advertising agreements;

          (xii) any collective bargaining agreement;

          (xiii) any agreement for the employment of any individual (including any severance agreement) on a full-time, part-time, consulting, or other basis;

          (xiv) any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees and stockholders;

          (xv) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Seller (other than any lease or sublease covered by (S)3(m)(ii)); or

          (xvi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 (other than any lease or sublease covered by (S)3(m)(ii)).

The Seller has delivered to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in (S)3(t) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in (S)3(t) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S)2 above); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

     (u) Notes and Accounts Receivable. All notes and accounts receivable of the Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

     (v) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

     (w) Insurance. (S)3(w) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; and (iv) the scope of coverage (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Seller nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. (S)3(w) of the Disclosure Schedule describes any material self-insurance arrangements affecting the Seller.

     (x) Litigation. (S)3(x) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator; the Seller has delivered to the Buyer all correspondence and other documents relating to the aforementioned. None of the actions, suits, proceedings, hearings, and investigations set forth in (S)3(x) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller. The Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

     (y) Product Warranty. Each product manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and to the Knowledge of the Seller, it has no Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller. No product manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. (S)3(y) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Seller (containing applicable guaranty, warranty, and indemnity provisions).

     (z) Product Liability. To the Knowledge of the Seller, it has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.

     (aa) Employees. To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not committed any unfair labor practice.

     (bb)  Employee Benefits.

          (i) The Seller has no Employee Benefit Plans which are qualified or required to be qualified under ERISA or the Code. (S)3(bb) of the Disclosure Schedule lists each Employee Benefit Plan that the Seller maintains or to which the Seller contributes which is not so qualified and descriptions thereof are contained in or attached to such section of the Disclosure Schedule.

               (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, administered and funded in all respects in accordance with the applicable requirements of ERISA, the Code, and other applicable laws.

               (B) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (C) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (ii) With respect to each Employee Benefit Plan that the Seller maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

          (iii) The Seller (i) does not maintain, contribute to or have any liability with respect to any Employee Pension Benefit Plan (whether or not qualified), (ii) has not contributed to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan or
     (iii) does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code (S)4980B).

     (cc) Guaranties. The Seller is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

     (dd) Environment, Health, and Safety.

          (i) Each of the Seller and its predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has ever been filed or commenced or has ever been threatened to be commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Seller and its predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

          (ii) The Seller has no Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (iii) All properties and equipment used in the business of the Seller and its predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

          (iv) There has never been a recall, withdrawal, correction or removal (or any threat thereof) with respect to any past or present products of the Seller (either by the FDA or otherwise).

     (ee) Payment in Full of Seller Debt and other Obligations. Payment by the Buyer of the Seller Debt as and in the amounts set forth in Exhibit A attached hereto will fully satisfy and discharge the Seller Debt and the holders of the Seller Debt following such payment will have no further rights thereunder. The payment of the deferred salary and other amounts owed to Mandell set forth in Exhibit A will fully satisfy and discharge all amounts owing to Mandell from the Seller and Mandell with have no further rights following such payment against the Seller with respect to any indebtedness or deferred salary. The payment of $204,813.33 to Braun by the Buyer on February 17, 1997 would satisfy and discharge all obligations of the Seller to Braun under the Braun Note.

     (ff) Investment.

          (i) The Seller (i) understands that the issuance of the Buyer Common Stock to the Seller has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Buyer Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the Seller Stockholders), (iii) is a sophisticated investor with knowledge and experience in business and financial matters and is able to evaluate the risks of an investment in the Buyer Common Stock, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Common Stock, and (vi) is an Accredited Investor.

          (ii) The Seller has been or will be (at or before the Closing) informed in writing by each Seller Stockholder that such Seller Stockholder
     (i) understands that the issuance of the Buyer Common Stock to the Seller has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Buyer Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters and is able to evaluate the risks of an investment in the Buyer Common Stock, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Common Stock, and (vi) is an Accredited Investor.

     4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this (S)4 are correct and complete as of the date of this Agreement except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S)4.

     (a) Organization of the Buyer. The Buyer is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     (b) Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and all other documents contemplated hereby to which the Buyer is a party and to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the board of directors of the Buyer has duly approved this Agreement and all other documents contemplated hereby to which the Buyer is a party, and has duly authorized the execution and delivery of this Agreement and all such other documents and the consummation of the transactions contemplated hereby, including the issuance and delivery of Buyer Common Stock (comprising all or part of the Purchase Price) to the Seller. This Agreement and all such other documents contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as enforceability may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies. The shares of Buyer Common Stock issued at the Closing (if any) will be validly issued, fully paid and nonassessable.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S)2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in (S)2 above).

     (d) SEC Filings. The Buyer has heretofore delivered to the Seller true, correct and complete copies of the Buyer's (i) Registration Statement on Form S-1 filed in connection with the June 1996 initial public offering of Buyer Common Stock, (ii) Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996, respectively and (iii) all other reports, registration statements and other documents filed by the Buyer with the SEC since September 30, 1996 (collectively, the "SEC Filings").

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in (S)6 below).

     (b) Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in (S)3(c) above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in (S)3(c) and (S)4(c) above.

     (c) Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not
(i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in (S)3(i) above.

     (d) Preservation of Business. The Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (e) Full Access. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Seller. The Seller acknowledges that the Buyer will conduct additional due diligence following the date of this Agreement and, without limiting the foregoing, agrees to cooperate with the Buyer in this regard.

     (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in (S)3 and (S)4 above. No disclosure by any Party pursuant to this (S)5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (g) Exclusivity. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (h) Massachusetts Corporation Law. As soon as reasonably practicable following the date of this Agreement the Seller shall seek to obtain the unanimous written consent of its stockholders with respect to the approval of this Agreement in accordance with Massachusetts corporation law (the "Unanimous Written Consent") or, if the Seller cannot or is not able to promptly obtain such Unanimous Written Consent, the Seller shall call a special meeting of its stockholders (the "Special Seller Meeting") in order that the stockholders may vote upon the approval of this Agreement in accordance with Massachusetts corporation law.

     (i) Employment Agreement. The Buyer and Mandell shall enter into an Employment Agreement in form and substance as set forth in Exhibit G attached hereto at or immediately prior to the Closing. The Buyer agrees to offer to Richard at or immediately prior to the Closing employment on substantially the terms and conditions set forth in the Employment Agreement attached hereto as Exhibit H.

      6. Conditions to Obligation to Close.

     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) this Agreement shall have been approved by the vote of the requisite number of stockholders of the Seller as required by Massachusetts law;

          (ii) the representations and warranties set forth in (S)3 above shall be true and correct in all material respects at and as of the Closing Date as though made at the Closing Date;

          (iii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iv) the Seller shall have procured all third party consents and regulatory approvals specified above;

          (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets, to operate the former businesses of the Seller;

          (vi) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in (S)6(a)(i)-(v) is satisfied in all respects;

          (vii) the Buyer and Mandell shall have entered into an Employment Agreement and the same shall be in full force and effect;

          (viii) the Buyer and Richard shall have entered into an Employment Agreement and the same shall be in full force and effect;

          (ix) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to the Buyer, and dated as of the Closing Date;

          (x) satisfactory completion of due diligence by the Buyer;

          (xi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

          (xii) the Buyer is satisfied that any deemed offer of Buyer Common Stock to the Seller Shareholders pursuant to stockholder vote with respect to approval of this Agreement is exempt from registration under the Securities Act; and

          (xiii) the Buyer shall have received evidence satisfactory to it of
     (i) the waiver of all prepayment penalties with respect to the repayment of the Seller Debt by the Buyer pursuant to (S) 2(c) and (ii) the cancellation of all Seller Debt and the termination of all security interests granted in connection with the Seller Debt.

The Buyer may waive any condition specified in this (S)6(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in (S)4 above shall be true and correct in all material respects at and as of the Closing Date as though made at the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in (S)6(b)(i)-(iii) is satisfied in all respects;

          (v) if the Buyer has elected to issue any Buyer Common Stock to the Seller at the Closing, the Buyer and the Seller shall have entered into a Registration Rights Agreement in form and substance as set forth in Exhibit D and the same shall be in full force and effect;

          (vi) the Buyer and Mandell shall have entered into an Employment Agreement and the same shall be in full force and effect;

          (vii) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Seller, and dated as of the Closing Date; and

          (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this (S)6(b) if it executes a writing so stating at or prior to the Closing.

     7. Post-Closing Covenants.

     (a) Restrictions on Transfer. Shares of Buyer Common Stock issued at the Closing (if any) to the Seller shall not be transferred, sold, assigned, pledged, encumbered or otherwise disposed of in any manner by the Seller until the resale of such shares is registered under the Securities Act and such shares shall be so legended. The shares of Buyer Common Stock so held by the Seller will also be legended to state that such shares are subject to repurchase at the discretion of the Buyer as and on the conditions set forth in (S) 7(b) below if an Additional Payment is required.

     (b) Shortfall Payment. If the Buyer elects to issue any Buyer Common Stock to the Seller at the Closing and if on July 1, 1997 (the "Valuation Date") the aggregate value of the Buyer Common Stock (valued at the Valuation Date Buyer Stock Price) together with the amount of cash paid by the Buyer at the Closing as part of the Purchase Price (if any) is less than the Purchase Price, then the Buyer shall pay to the Seller promptly following the Valuation Date an amount equal to such shortfall (the "Adjustment Payment"). The Adjustment Payment may be paid in cash or in Buyer Common Stock (valued at the Valuation Date Buyer Stock Price) or any combination thereof in the sole and complete discretion of the Buyer. In addition, if an Adjustment Payment is required by this paragraph, then the Buyer shall have the right to substitute cash for any and all shares of Buyer Common Stock (valued at the Valuation Date Buyer Stock Price).

     (c) No Right to Offset or Claim Against Escrow. The Buyer agrees (i) that it will have no right of offset against any Adjustment Payment required by (S) 7(b) and (ii) that it will not make any claim against the shares of Buyer Common Stock held by the Escrow Agent while such shares are held by the Escrow Agent, in either case in respect of any amounts owed to the Buyer (or alleged to be owed to the Buyer) as a result of the breach (or the alleged breach) by the Seller of any representation or warranty made by the Seller in this Agreement.

     (d) Non-Compete and Nonsolicitation.

          (i) Each of the Seller and Mandell agree to not, for a period of three years following the Closing (the "Non-Compete Period"), directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Buyer or its Subsidiaries, as the businesses of the Buyer and its Subsidiaries are now conducted or as they are conducted during the Non-Compete Period within any geographical area in which the Buyer or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Mandell from (i) employment as a pharmacist in a retail pharmacy business or in a pharmacy business maintained as part of a hospital, health maintenance organization or other similar entity providing health services to the public where such pharmacy business is only serving such entity providing health services or (ii) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Mandell has no active participation in the business of such corporation.

          (ii) For a period of three years following the Closing (the "Non-Solicitation Period") the Seller and Mandell shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Buyer or any of its Subsidiaries (including the business of the Seller purchased by the Buyer hereunder) to leave the employ of the Buyer or such Subsidiary, or in any way interfere with the relationship between the Buyer or any such Subsidiary and any employee thereof or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Buyer or any such Subsidiary to cease doing business with the Buyer or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Buyer or any such Subsidiary (including, without limitation, making any negative statements or communications about the Buyer or its Subsidiaries).

          (iii) If, at the time of enforcement of this (S) 7(d), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Buyer, the Seller and Mandell agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because the services of Mandell are unique and because the Seller and Mandell have access to confidential information and work product of the Buyer, the Buyer, the Seller and Mandell agree that money damages would not be an adequate remedy for any breach of this (S) 7(d). Therefore, in the event a breach or threatened breach of this (S) 7(d), the Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In the event of an alleged breach or violation by Mandell of paragraphs (i) or (ii) of this (S) 7(d), the Non-Compete Period and/or Non-Solicitation Period, as applicable, shall be tolled with respect to Mandell until such breach or violation has been duly cured. In the event of an alleged breach or violation by the Seller of paragraphs (i) or (ii) of this (S) 7(d), the Non-Compete Period and/or Non-Solicitation Period, as applicable, shall be tolled with respect to the Seller until such breach or violation has been duly cured. The Seller and Mandell agree that the restrictions contained in this (S) 7(d) are reasonable.

          (iv) The Buyer and the Seller agree that the obligations of Mandell under this (S) 7(d) are personal to Mandell and that the breach of any such obligations by Mandell shall not give rise to any liability of the Seller to the Buyer.

     (e) Use of Business Name. The Seller agrees that, after the Closing, it will not, directly or indirectly, do business under the name "Rocap" (or any other name similar to such name). The Seller further agrees that, promptly after the Closing, the Seller will change its corporate name, and that the new corporate name of the Seller will not be similar to the name "Rocap."

     (f) Repayment of Seller Debt. The Seller agrees to distribute the cash paid by the Buyer to the Seller as contemplated by (S) 2 above to the appropriate holders of the Seller Debt and others immediately following the Closing.

     (g) Assumption of Seller Employees. The Buyer agrees to initially offer employment at will to all of the assumed employees (which term shall not include any temporary workers or independent contractors) of the Seller set forth on Exhibit F attached hereto (the "Assumed Employees") initially at the same salary or wage level as the Seller paid to each such Assumed Employee immediately prior to the Closing (and such salary or wage levels are reflected on Exhibit F). The Buyer also agrees to provide the Assumed Employees with benefits initially substantially similar to those set forth in the employee manual of the Seller attached as an annex to Exhibit F. The Buyer hereby authorizes the Seller to communicate the offer of employment (and the terms thereof) described in this
(S) 7(g) on behalf of the Buyer to the Assumed Employees.

     (h) Sunset Repurchase Option.

          (i) The Buyer hereby grants to the Seller an option (the "Put Option") to sell to the Buyer at the Sunset Purchase Price (as defined below) all (but not less than all) of the shares of

     Buyer Common Stock issued at the Closing on the Put Closing Date (as defined below). The Put Option shall be exercisable only from September 2, 1997 to September 15, 1997 and only if a registration statement with respect to the resale of the Buyer Common Stock issued at the Closing has not been declared effective under the Securities Act on or before September 1, 1997. The Seller shall exercise the Put Option by delivering to the Buyer a written notice setting forth its intention to exercise the Put Option (the "Put Notice"). If the Seller fails to exercise the Put Option within the time period and in the manner set forth above, the Put Option shall lapse and no longer be exercisable. The closing of the purchase of shares of Buyer Common Stock upon such exercise of the Put Option shall occur on a date specified by the Seller; provided that such date shall be not less than 10 or more than 30 days after the delivery of the Put Notice to the Buyer (the "Put Closing Date").

          (ii) Sunset Purchase Price. The aggregate purchase price to be paid by the Buyer to the Seller on the Put Closing Date shall equal the greater of
     (i) the number of shares of Buyer Common Stock issued at the Closing multiplied by the Valuation Date Buyer Stock Price and (ii) the difference between (A) the greater of (1) the number of shares of Buyer Common Stock issued at the Closing multiplied by the Valuation Date Buyer Stock Price plus the amount of cash delivered as part of the Purchase Price at the Closing or (2) $3,000,000 and (B) the amount of cash delivered as part of the Purchase Price at the Closing (the "Sunset Purchase Price"). The Sunset Purchase Price shall be paid in cash.

          (iii) Closing of Sunset Purchase. The closing of the purchase and sale of Buyer Common Stock upon the exercise of the Put Option (the "Put Closing") will take place at the offices of Kirkland & Ellis at 10:00 a.m. on the Put Closing Date or on such other date and at such other place as the Seller and the Buyer may agree. At the Put Closing, (i) the Buyer shall deliver to the Seller by wire transfer an amount equal to the Sunset Purchase Price and (ii) the Seller (or the Escrow Agent) shall deliver or cause to be delivered to the Buyer the stock certificate representing the aggregate number of shares of Buyer Common Stock to be sold by the Seller to the Buyer pursuant to the Put Option.

     (i) Excise Lien. The Buyer and the Seller acknowledge that the transfer of the Acquired Assets from the Seller to the Buyer will subject such assets to an excise lien in favor of the Massachusetts Department of Revenue (the "MDR") pursuant to M.G.L. Chapter 52C, Section 51. The Seller hereby agrees to file with the MDR promptly following the Closing an appropriate application for release of such lien.

      8.  Termination.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 1997, by reason of the failure of any condition precedent under (S)6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 1997, by reason of the failure of any condition precedent under (S)6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

          (iv) any Party may terminate this Agreement by giving written notice to the other Parties in the event this Agreement is not approved by the stockholders of the Seller at the Special Seller Meeting if such meeting is so held by the Seller.

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to (S)8(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     9.  Miscellaneous.

     (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities or is consistent with the disclosure practices of publicly traded companies (in which case the Buyer will use its reasonable efforts to advise the other Party prior to making the disclosure, including disclosure with respect to the financial statements of the Seller).

     (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Seller or Mandell:
          Rocap, Inc.
          5 Constitution Way
          Woburn, Massachusetts 01940
          Attention: President


     with copies to:  Kenneth A. Cossingham, Esq.
                      Cossingham Law Office, P.C.
                      800 Turnpike Street
                      Suite 305
                      North Andover, Massachusetts  01845


     and to:          Gerard Goldstein
                      Goldstein & Manello, P.C.
                      265 Franklin Street
                      Boston, Massachusetts  02110


     If to the Buyer:
          Sabratek Corporation
          5601 West Howard
          Niles, Illinois  60714
          Attention: Chief Financial Officer


     with a copy to:  Kirkland & Ellis
                      200 East Randolph Drive
                      Chicago, Illinois 60601
                      Attn:  Alan G. Berkshire

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Seller and Mandell. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) Expenses. Each of the Buyer, the Seller and Mandell will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (m) Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.


                             *    *    *    *    *

     IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date first above written.


SABRATEK CORPORATION                        Attest:


By: /s/ K. Shan Padda                       By: /s/ Stephen L. Holden
    ----------------------                      --------------------------------
Title: Chairman and CEO                     Title: Senior Vice President and CFO
       -------------------                         -----------------------------


ROCAP, INC.                                 Attest:


By: /s/ Elliott R. Mandell                  By:
    ----------------------                      -------------------------
Title: President                            Title:
       -------------------                         ----------------------


/s/ Elliott R. Mandell                      Attest:
--------------------------                          ---------------------
    Elliott R. Mandell

Exhibits to Asset Purchase Agreement
------------------------------------

Exhibit A      Seller Debt
Exhibit B      Financial Statements
Exhibit C      Opinion of Counsel to the Seller
Exhibit D      Registration Rights Agreement
Exhibit E      Opinion of Counsel to the Buyer
Exhibit F      Assumed Employees
Exhibit G      Employment Agreement of Mandell
Exhibit H      Employment Agreement of Richard
Exhibit I      Escrow Agreement



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